Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), effective as of the date specified in Section 1 below, is by and between Plains All American GP LLC (the “Company”) and John vonBerg (“JvB” or the “Employee”). The Company and the Employee are at times referred to collectively as “the Parties.” For purposes of this Agreement, the term “Company Group” means the Company and all of the entities over which the Company has or exercises direct or indirect control, including Plains All American Pipeline, L.P. and its subsidiaries.

WITNESSETH

WHEREAS, JvB is currently an employee of the Company and has served as an officer of the Company since 2003 and also serves as an officer of certain members of the Company Group;

WHEREAS, certain members of the Company Group have awarded to JvB certain grants of contingent equity rights under the Company’s Long-Term Incentive Plans, including that certain grant of 35,000 phantom units to JvB by letter dated July 5, 2017 (the “LTIP Grant”);

WHEREAS, JvB and the Company are parties to that certain Confidential Information and Non-Solicitation Agreement dated January 15, 2002 (the “Confidentiality Agreement”);

WHEREAS, JvB intends to retire as an officer of the Company and to resign from all offices that he currently holds;

WHEREAS, the CEO of the Company has approved the terms and timing of JvB’s retirement and resignation as an officer; and

WHEREAS, the Company and JvB desire to enter into this Agreement to set forth their mutual agreement and understanding related to the continued employment of JvB and certain related matters as set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions herein contained, the Parties agree as follows:

1.	Employment and Term.

(a)
Effective October 15, 2018 (the “Effective Date”), JvB resigns his position as Executive Vice President of the Company (and from all officer positions of all other members of the Company Group), but will continue his employment with the Company as Strategic Advisor – Merchant Strategies and Asset Optimization, a non-executive employee position, until the Termination Date (defined below) with dual reporting to the President and Chief Commercial Officer (the “CCO”) as well as the Senior Vice President – Commercial Activities (“SVP”). In his capacity as Strategic Advisor, JvB shall provide his views, suggestions, advice and assistance as the CCO and SVP may reasonably request. JvB may elect to “telecommute” in providing any such services, but shall remain available for in-person meetings as reasonably requested by the CCO or the SVP.

(b)
The Employee’s employment with the Company shall commence on the Effective Date and terminate on September 30, 2020; provided; however, that (i) the Employee may terminate his employment with the Company as of any date prior to September 30, 2020 by giving written notice to the Company at least 60 days prior to the effective date of such termination, (ii) the Company may terminate the Employee’s employment with the Company as of any date prior to September 30, 2020 by giving written notice to the Employee at least 60 days prior to the effective date of such termination and (iii) Employee’s employment relationship with the Company shall automatically terminate in the event of his death. The date as of which the employment relationship terminates shall constitute the “Termination Date” for purposes hereof.

2.	Compensation and Benefits.

(a)
JvB shall be paid a base salary at the rate of $200,000 per annum, payable semi-monthly in arrears, while employed by the Company under the terms of this Agreement and he will be eligible to participate in the Company’s annual discretionary bonus program. JvB’s annual bonus target will be equal to 50% of his base salary; provided, however, that with respect to the calendar year ending December 31, 2018, JvB’s annual bonus shall be no less than $100,000. In addition, while employed by the Company hereunder, JvB shall remain eligible to participate in all employee benefit plans generally available to employees of the Company. JvB will also continue to have access to a Company phone and computer during the term of this Agreement.

(b)	JvB’s previously deferred 2017 annual bonus amount of $150,000 will be paid within twenty (20) days following the execution of this Agreement by JvB.

3.
Equity Grants. The parties agree that the LTIP Grant is the only equity grant outstanding as of the Effective Date. Employee’s retirement on the Effective Date as an officer of the Company on terms and timing that have been approved by the CEO constitutes a Change in Status as defined in the LTIP Grant. As such, the phantom units subject to the LTIP Grant shall vest according to their terms (i.e., as of the November 2018 Distribution Date).

4.
Indemnity. Notwithstanding anything herein or in the Release to the contrary, JvB shall remain a full beneficiary with respect to any obligation of any member of the Company Group (as such obligation exists as of the Effective Date with respect to active officers and employees of such member) to indemnify, keep well and hold harmless or similarly protect JvB against third-party claims.

5.	Release.

(a)
In consideration of the Company’s covenants, obligations and undertakings hereunder, subject to Section 5(c), the Employee agrees to release, acquit and discharge and does hereby release, acquit and discharge each member of the Company Group, their respective parent, subsidiary and affiliate entities, and the respective employees, officers, directors, trustees, shareholders, agents and representatives of each of the foregoing, past and present (such entities and individuals being collectively, including all members of the Company Group, the “Company Group Parties”), collectively and individually, from any and all claims, demands, and causes of action or similar rights or liabilities against any of the Company Group Parties, of any kind or character, whether now known or not known, he may have against any such Company Group Party, in their corporate, individual and representative capacities, including, but not limited to, any claim for benefits, bonuses, compensation, costs, damages, expenses, remuneration, salary, or wages through the Effective Date; and further including but not limited to all claims or causes of action arising from his employment, or changes in the nature of his employment relationship (including, without limitation, such changes provided for in this Agreement), or any alleged discriminatory employment practices. This release includes any and all claims for violation or breach of (i) the common law (tort, contract or other) of any jurisdiction including the common law of the State of Texas; (ii) the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.; (iii) any other federal, state and local statute, ordinance, and regulation governing employment including but not limited to those prohibiting discrimination or retaliation in employment upon the basis of age, race, sex, national original, religion, disability, or any other protected characteristic; and (iv) any claims brought by any person or agency or class action under which the Employee may have a right or benefit. The Employee’s release of claims under this Section 5(b) does not apply to any rights or claims the Employee may have that arise after the Effective Date (including, without limitation, those that arise pursuant to the obligations of the Company under this Agreement) or that arise with respect to benefits under the employee benefit plans maintained by the Company Group. Notwithstanding the release of liability included in this Section 5(a), nothing in this Section 5(a) prevents the Employee from filing any non-legally waivable claim (including a challenge to the validity of this Section 5(a)) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, the Employee understands and agrees that the Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, or comparable state or local agency, proceeding or subsequent legal actions.

(b)	JvB acknowledges that he has been and hereby is advised in writing that he may, at his option, discuss this Agreement with an attorney of his choice and that he has had adequate opportunity to do so. JvB further acknowledges that he has been given 21 days commencing on October 15, 2018, within which to consider this Agreement. If JvB chooses to sign this Agreement at any time prior to the end of such 21-day period, it is agreed that JvB signs willingly and voluntarily, and expressly waives his right to wait the entire 21-day period as provided in the law.

(c)
JvB may revoke this Agreement within the seven-day period beginning on the date he signs this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by the Employee and must be delivered to the Company in accordance with Section 8 hereof before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then this Agreement shall be of no force or effect and shall be null and void ab initio.

(d)
In consideration of JvB’s covenants, obligations and undertakings hereunder, provided that JvB doesn’t revoke this Agreement pursuant to Section 5(c) immediately above, the Company, on behalf of itself and the other members of the Company Group, agrees to release, acquit and discharge and does hereby release, acquit and discharge JvB from any and all claims, demands, and causes of action or similar rights or liabilities against JvB, of any kind or character, whether now known or not known, they may have against JvB; provided, however, that neither the Company nor any Member of the Company Group shall be deemed to have waived any claims, demands, or causes of action against JvB for fraud, theft, conversion or breach of the Confidentiality Agreement. The Company’s release of claims under this Section 5(d) does not apply to any rights or claims the Company or any member of the Company Group may have that arise after the Effective Date (including, without limitation, those that arise pursuant to the obligations of JvB under this Agreement).

6.
Confidential Information, Non-Competition and Non-Solicitation Covenants. JvB acknowledges and agrees that the Confidentiality Agreement shall remain in full force and effect during the term of this Agreement and for one year following the Termination Date.

7.
Amendment; Governing Law; Jurisdiction. This Agreement supersedes any and all oral agreements and can only be modified by the Parties in a writing signed by both Parties expressly stating a specific intent to modify this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The Parties hereby submit to the exclusive jurisdiction of the state courts of Texas, located in Harris County.

8.
Notices. For purposes of this Agreement, notices and all other communications shall be in writing and shall have been duly given when personally delivered or when mailed by United States certified or registered mail, or transmitted electronically, addressed as follows:

If to the Company:
Plains All American GP LLC
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Jim Tillis, VP - Human Resources
Telephone:
Facsimile:
E-mail:

With a copy to:

Plains All American GP LLC
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Richard K. McGee, General Counsel
Telephone:
E-mail:

If to the Employee:
John vonBerg

9.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

__________________________________
John von Berg

PLAINS ALL AMERICAN GP LLC

By:    ________________________________
Harry N. Pefanis
President and Chief Commercial Officer